Exhibit 10.2

THE GOODYEAR TIRE & RUBBER COMPANY

MANAGEMENT INCENTIVE PLAN
Effective January 1, 2009

PREAMBLE

This Management Incentive Plan (the “Plan”) is adopted effective January 1, 2009, by the Board of Directors of The Goodyear Tire & Rubber Company (the “Company”). The purpose of the Plan is to advance the interests of the Company and its stockholders and assist the Company in motivating, attracting and retaining executive officers by providing incentives and financial rewards to such executive officers that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Code.

ARTICLE I

Definitions

1.1	“Award” means an award of incentive compensation pursuant to the Plan.
1.2	“Code” means the Internal Revenue Code of 1986, as amended.
1.3	“Committee” means the Compensation Committee of the Board of Directors of the Company, or a subcommittee thereof consisting of members appointed from time to time by the Board of Directors of the Company, and shall comprise not less than such number of directors as shall be required to permit the Plan to satisfy the requirements of Section 162(m) of the Code. The Committee administering the Plan shall be composed solely of “outside directors” within the meaning of Section 162(m) of the Code.
1.4	“Company” means The Goodyear Tire & Rubber Company, an Ohio corporation.
1.5	“Disability” means a total and permanent disability that causes a Participant to be eligible to receive long term disability benefits from the Company’s long term disability plan, or any similar plan or program sponsored by a subsidiary of the Company.
1.6	“EBIT” has the meaning set forth in Section 3.1 hereof.
1.7	“Executive Officers” mean Board-appointed officers of the Company who are designated by the Board as “Section 16 officers.”
1.8	“Participant” means an Executive Officer who is selected by the Committee to participate in the Plan.
1.9	“Performance Period” means the time period during which the achievement of the performance goals is to be measured.
1.10	“Plan” means this Management Incentive Plan.
1.11	“Retirement” means termination of employment with the Company or an affiliated entity when a Participant is age 55 or older.

ARTICLE II

Eligibility and Participation

2.1	Eligibility and Participation. The Committee shall select Executive Officers of the Company who are eligible to receive Awards under the Plan, and who shall be Participants in the Plan during any Performance Period in which they may earn an Award.

ARTICLE III

Terms of Awards

3.1	Calculation of Awards. The Award payable under the Plan for a Performance Period (proportionately adjusted for any portion of the Performance Period that is less than a full calendar year) is equal to 0.75% of EBIT for the Chief Executive Officer for the Performance Period and 0.5% of EBIT for each of the other Participants for the Performance Period.
“EBIT” means the Company’s net sales, less cost of goods sold, and selling, administrative and general expense, as reported in the Company’s consolidated statement of operations for the applicable Performance Period, prior to accrual of any amounts for payment under the Plan for the Performance Period, adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as defined by generally accepted accounting principles or identified in the Company’s consolidated financial statements, notes to the consolidated financial statements or management’s discussion and analysis of financial condition and results of operations.

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3.2	Discretionary Adjustment. The Committee may not increase the amount payable under the Plan or with respect to an Award pursuant to Section 3.1, but retains the discretionary authority to reduce the amount. The Committee may establish factors to take into consideration in implementing its discretion, including, but not limited to, corporate and/or business unit performance against achievement of financial goals (e.g., operating income or cash flow) or non-financial goals, economic and relative performance considerations, and assessments of individual performance.
3.3	Form of Payment. Each Award under the Plan shall be paid in cash or its equivalent. The Committee in its discretion may determine that all or a portion of an Award shall be paid in shares of common stock, restricted stock, stock options, or other stock-based or stock-denominated units, which shall be issued pursuant to the Company’s equity compensation plans in existence at the time of the grant.
3.4	Timing of Payment. Payment of Awards will be made as soon as practicable following the end of the Performance Period and after determination of and certification of the Award, but in no event more than two and a half months after the end of the calendar year with respect to which such Award was earned, unless the a Participant has, prior to the grant of an Award, submitted an election to defer receipt of the Award in accordance with a deferred compensation plan approved by the Committee.
3.5	Performance Period. Within 90 days after the commencement of each fiscal year or, if earlier, by the expiration of 25% of a Performance Period, the Committee will designate one or more Performance Periods, determine the Participants for the Performance Periods and affirm the applicability of the Plan’s formula for determining the Award for each Participant for the Performance Periods. The time period during which the achievement of the performance goals is to be measured shall be determined by the Committee, but may be no longer than five years and no less than six months.
3.6	Certification. Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee will certify in writing as to the attainment of the performance goals and the amount of the Award.

ARTICLE IV

New Hires, Promotions and Terminations

4.1	New Participants During the Performance Period. If an individual is newly hired or promoted during a calendar year into a position eligible for participation in the Plan, he or she shall be eligible for an Award under the Plan for the Performance Period, prorated for the portion of the Performance Period following the date of eligibility for the Plan, subject to Section 3.2 hereof and the other terms and conditions of the Plan.
4.2	Retirement, Disability or Death. A Participant who terminates employment with the Company during a Performance Period due to Retirement, Disability or death shall be eligible, unless otherwise determined by the Committee, to receive an Award prorated for the portion of the Performance Period prior to termination of employment. Awards payable in the event of death shall be paid to the Participant’s estate.
4.3	Termination of Employment. If a Participant terminates employment with the Company for a reason other than Retirement, Disability or death, unless otherwise determined by the Committee, no Award shall be payable with respect to the Performance Period in which such termination occurs.

ARTICLE V

Miscellaneous

5.1	Withholding Taxes. The Company shall have the right to make payment of Awards net of any applicable federal, state, local or foreign taxes required to be withheld, or to require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.
5.2	Nontransferability. No Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, including assignment pursuant to a domestic relations order, during the time in which the requirement of continued employment or attainment of performance goals has not been achieved. Each Award shall be paid during the Participant’s lifetime only to the Participant, or, if permissible under applicable law, to the Participant’s legal representatives. No Award shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities or torts of the Participant.

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5.3	Administration. The Committee shall administer the Plan, interpret the terms of the Plan, amend and rescind rules relating to the Plan, and determine the rights and obligations of Participants under the Plan. The Committee may delegate any of its authority as it solely determines, consistent with applicable law and the rules and regulations of the New York Stock Exchange. In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel and other persons to assist or render advice to the Committee, all at the expense of the Company. All decisions of the Committee shall be final and binding upon all parties including the Company, its stockholders, and the Participants. The provisions of this Plan are intended to ensure that all Awards granted hereunder qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code, and this Plan shall be interpreted and operated consistent with that intention.
5.4	Severability. If any provisions of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, and the remainder of the Plan or Award shall remain in full force and effect.
5.5	No Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
5.6	Employment at Will. Neither the adoption of the Plan, eligibility of any person to participate, nor payment of an Award to a Participant shall be construed to confer upon any person a right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.
5.7	Amendment or Termination of the Plan. The Board of Directors of the Company reserves the right to amend or terminate the Plan at any time with respect to future Awards to Participants. Amendments to the Plan will require stockholder approval to the extent required to comply with applicable law, including the exemption under Section 162(m) of the Code.
5.8	Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise.
5.9	Governing Law. The Plan and any agreements hereunder shall be interpreted in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and applicable federal law.

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